UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2010

The GC Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-159167

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 23, 2010, Griffin Capital Corporation, the sponsor (the “Sponsor”) of The GC Net Lease REIT, Inc. (the “Registrant”), executed an Assignment Agreement, thereby assigning to the Registrant’s operating partnership all of the interest in The GC Net Lease (Sylmar) Investors, LLC (“Purchaser”). Purchaser originally entered into a Purchase and Sale Agreement and Joint Escrow Instructions with Sylmar CJP Project, LLC and CJCJS, LLC (together, “Seller”) on July 7, 2010 for the ITT Property (defined below) (as amended, the “Purchase and Sale Agreement”). The information in this Item 1.01 and Item 2.01 below is qualified in its entirety by the full Purchase and Sale Agreement, which is attached as an exhibit hereto.

Item 2.01.	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.01.

On September 23, 2010, the Registrant closed on the purchase of an approximately 35,800 rentable square foot single-story office facility located in Los Angeles (Sylmar), California (the “ITT Property”). The acquisition price for the ITT Property was $7.8 million, which includes a $350,000 reserve requirement for deferred maintenance. The purchase price and the acquisition fees and expenses paid in connection with the acquisition were partially funded using $5.07 million in debt obtained from the Registrant’s credit facility with KeyBank National Association, with the remainder of the purchase price originating from proceeds from the Registrant’s initial public offering.

The Registrant’s advisor earned $195,000 in acquisition fees, and is entitled to reimbursement of $39,000 in acquisition expenses in connection with the acquisition of the ITT Property. The Registrant’s advisor temporarily deferred the acquisition fee and expense reimbursements.

The ITT Property is located on an approximately 3.5 acre tract of land in Los Angeles County approximately 20 miles northwest of Downtown Los Angeles at the border of the San Fernando and Santa Clarita Valleys. Construction on the ITT Property was originally completed in 1996 and was recently expanded and refurbished in 2010.

Since its completion, the ITT Property has been leased in its entirety to ITT Educational Services, Inc. (“ITT”) under a triple-net lease. ITT is a publicly-traded, leading private college system focused on technology-oriented programs of study. ITT operates over 121 educational campuses and four learning centers in 37 states.

The ITT lease commenced in 1996 and pursuant to an amendment now expires in August 2016. The ITT lease requires the tenant to pay an annual triple-net base rent of $761,505 ($21.28 per rentable square foot) for the remaining duration of the primary term. ITT has an option to renew the ITT lease for an additional five years at a fixed triple-net base rental rate of $24.51 per rentable square foot. Upon a renewal, the Registrant shall provide ITT with a refurbishment allowance in the amount of $7.50 per rentable square foot. The ITT lease is qualified in its entirety by the Net Commercial Lease between Panattoni/Phelan-Roxford and ITT Educational Services, Inc. and the Second Amendment to Lease between Panattoni/Phelan-Sylmar Joint Venture and ITT Educational Services, Inc., which are attached as exhibits hereto.

Based upon the annual triple-net base rent payable to the Registrant and the acquisition price of $7.8 million, the implied initial capitalization rate is approximately 9.76%.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described above, the Registrant withdrew an additional amount from its current credit facility with KeyBank National Association to help fund the acquisition of the ITT Property. The term of such loan is three years, and it will bear interest at a fixed rate of 5.75%. The terms of the credit facility with KeyBank National Association are described with more particularity in the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2010. This draw on the credit facility brings the total amount of funds drawn by the Registrant from such facility to $21.97 million.

Item 7.01.	Regulation FD Disclosure

On September 24, 2010, the Registrant issued a press release regarding the closing of the acquisition of the ITT Property. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements of Real Estate Acquired. See Item 2.01 above.

Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing, and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before December 7, 2010 by amendment to this Form 8-K.

(b) Pro forma financial information.

See paragraph (a) above.

(d) Exhibits.

10.1	Purchase and Sale Agreement for ITT Property

10.2	Net Commercial Lease between Panattoni/Phelan-Roxford and ITT Educational Services, Inc. dated August 3, 1995

10.3	Second Amendment to Lease between Panattoni/Phelan-Sylmar Joint Venture and ITT Educational Services, Inc. dated August 27, 2007

99.1	Press Release Announcing Acquisition of ITT Property

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GC NET LEASE REIT, INC.

Date: September 24, 2010	By:	/s/ Kevin A. Shields

Kevin A. Shields
President